Exhibit No. 10.9

INDEMNITY AGREEMENT

THIS AGREEMENT is executed this ___ day of _______________, 20__, by and between Rural/Metro Corporation, a Delaware corporation, and its Subsidiaries (the “Corporation”), and _______________ (the “Indemnitee”), an officer and/or director of the Corporation. This Agreement is effective as of the first day of service of the Indemnitee as an officer and/or director of the Corporation.

RECITALS:

A. The Corporation believes it is important to the Corporation to retain and attract the most capable persons available.

B. Increases in the incidence of litigation subject the Corporation and its personnel to significant risks at the same time that the availability and coverage of liability insurance have become uncertain and prohibitively expensive.

C. In recognition of the Indemnitee’s need for substantial protection against personal liability in order to maintain the Indemnitee’s continued service to and on behalf of the Corporation in an effective manner, and to provide the Indemnitee with specific contractual assurances that such protection will be available to the Indemnitee, the Corporation desires to provide in this Agreement for the indemnification of and the advance of Expenses to the Indemnitee, as set forth in this Agreement, to the fullest extent (whether partial or complete) permitted by law, and, to the extent officers’ and directors’ liability insurance is maintained by the Corporation, to provide for the continued coverage of the Indemnitee under the Corporation’s officers’ and directors’ liability insurance policies.

D. It is the policy of the Corporation to enter into a written Indemnity Agreement with any person serving as an officer and/or director of the Corporation effective as of the commencement of service by such person. Accordingly, the parties are entering into this Agreement on the date indicated above, to be effective as of the commencement of service by the Indemnitee as an officer and/or director of the Corporation.

E. The Board of Directors of the Corporation has determined that this Agreement is fair as to the Corporation.

AGREEMENT

NOW, THEREFORE, in consideration of Indemnitee agreeing to continue to serve as a director and/or in any future role as a director and/or officer of the Corporation, and other good and valuable consideration, the parties hereto hereby agree as follows:

1. Definitions. As used in this Agreement:

(a) “Damages” shall mean any and all damages, judgments, fines, assessments, charges, penalties, amounts paid in settlement and any and all Expenses (including, without limitation, all interest, assessments and other charges paid or payable in connection therewith or with respect thereto).

(b) “Expenses” shall mean all attorneys’ fees and all other costs, expenses and obligations paid or incurred in connection with investigating, defending, being a witness in or participating in any Proceeding relating to an Indemnifiable Event, or preparation in connection therewith.

(c) “Indemnifiable Event” shall mean any event, act, omission, occurrence or circumstance related to the fact that the Indemnitee is or was an officer, director, employee or agent of the Corporation, or is or was serving, in any capacity, representative or otherwise, at the request of the Corporation, with another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, person or entity.

(d) “Proceeding” shall mean any threatened, pending or completed action, suit, investigation, inquiry, or other proceeding, and any appeal, whether or not brought by or in the right of the Corporation or otherwise, and whether or not of a civil, criminal, administrative or investigative nature.

(e) “Reviewing Party” shall mean an appropriate person or body consisting of a member or members of the Board of Directors of the Corporation, or, to the extent permitted by applicable law, an appropriate person or body designated by the Board of Directors of the Corporation, provided that such person or body is/are not a party to the Proceeding in question.

2. Indemnity. Subject only to the limitations set forth in Section 3 hereof, the Corporation shall indemnify and hold harmless the Indemnitee, to the fullest extent permitted by law, for, from and against any and all Damages suffered or incurred by or on behalf of the Indemnitee in connection with or arising out of any Proceeding with respect to any Indemnifiable Event, including, without limitation, acts and omissions of the Indemnitee that constitute negligence. The Corporation shall pay all amounts required to be paid to or on behalf of the Indemnitee pursuant this Agreement as soon as practicable, but in any event no later than thirty (30) days after written demand therefor is presented to the Corporation.

3. Limitations on Indemnity. Notwithstanding anything contained herein or in the Corporation’s Certificate of Incorporation or Bylaws to the contrary, the Corporation shall not be obligated to indemnify or hold harmless the Indemnitee:

(a) If and to the extent that such indemnification shall be prohibited by applicable law, as determined by a Reviewing Party or otherwise;

(b) If and to the extent that payment in connection with a Proceeding is actually and unqualifiedly made to the Indemnitee under an insurance policy or otherwise;

(c) If and to the extent that a claim in a Proceeding is decided adversely to the Indemnitee based upon or attributable to the Indemnitee gaining in fact any personal profit or advantage to which the Indemnitee was not legally entitled;

(d) If and to the extent that the Indemnifiable Event constituted or arose out of the Indemnitee’s willful misconduct or gross negligence; or

(e) Except as contemplated in Section 4 of this Agreement, if and to the extent that the Proceeding is initiated by the Indemnitee against the Corporation or any director or officer of the Corporation, unless the Corporation has in writing consented to or joined in the initiation of such Proceeding.

4. Advance Payment of Expenses. Upon written request by the Indemnitee, Expenses incurred by Indemnitee in connection with a Proceeding shall be paid by the Corporation as incurred and in advance of the final disposition of such Proceeding. If and to the extent that a Reviewing Party determines that the Indemnitee would not be entitled to indemnification under applicable law, (a) the Corporation shall not be obligated to advance Expenses to the Indemnitee, and (b) the Indemnitee shall reimburse the Corporation for all Expenses previously so advanced; provided, however, that if the Indemnitee shall have commenced or thereafter commences legal proceedings in a court of competent jurisdiction to determine whether the Indemnitee should be indemnified, the Corporation shall continue to advance Expenses as contemplated in the first sentence of this Section 4 and the Indemnitee shall not be required to reimburse the Corporation for any such Expenses, unless and until such court (or its appellate level) determines, in a final non-appealable judicial determination, that the Indemnitee would not be entitled to indemnification under applicable law. Any determination by a Reviewing Party shall otherwise by final and conclusive.

5. Presumptions. To the fullest extent permitted by law, the termination (in whole or in part) of any Proceeding, whether by judgment, order, settlement, conviction, or upon nolo contendere, or its equivalent, shall not create any presumption that the Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification of the Indemnitee is prohibited by applicable law.

6. Partial Indemnification. If the Indemnitee is entitled to indemnification, whether pursuant to this Agreement or otherwise, for a portion, but not all, of the Damages, the Corporation shall, nevertheless, indemnify the Indemnitee for the portion of the Damages to which the Indemnitee is entitled. In addition, to the extent that the Indemnitee has been successful in defense of any or all Proceedings relating in whole or in part to an Indemnifiable Event, or in defense of any issue or matter (including, without limitation, any dismissal without prejudice), the Indemnitee shall be entitled to indemnification against all Expenses incurred in connection with those defenses.

7. Insurance. To the extent that the Corporation maintains an insurance policy or policies providing officers’ and directors’ liability insurance, the Indemnitee shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any officer or director of the Corporation.

8. Cooperation. The Indemnitee and the Corporation shall cooperate in connection with the defense of any Proceedings as shall be reasonably required under the circumstances.

9. Subrogation. In the event of payment under this Agreement, the Corporation shall be subrogated, to the extent of such payment, to all of the rights of recovery of the Indemnitee, who shall execute all papers required and shall do all things that may be necessary to secure such rights, including, without limitation, the execution of any and all documents necessary or appropriate to enable the Corporation effectively to bring suit to enforce such rights.

10. Notice. The Indemnitee shall give to the Corporation notice in writing as soon as practicable of any Proceeding with respect to which indemnity will or could be sought under this Agreement. All notices required or permitted to be given hereunder shall be in writing and shall be deemed given when delivered in person, or three (3) days after being deposited in the United States mail, postage prepaid, registered or certified mail, by facsimile, provided that a confirming copy is delivered forthwith as herein provided, or courier addressed as follows:

If to the Corporation:	Rural/Metro Corporation
9221 East Via De Ventura
Scottsdale, AZ 85258
Attn: Corporate Secretary
Fax: (480) 606-3328

If to the Indemnitee:

and/or to such other respective addresses as may be designated by notice given in accordance with the provisions of this Section.

11. Severable Provisions; Enforceability. Each provision of this Agreement is intended to be severable. If any provision hereof shall be declared by a court of competent jurisdiction to be illegal, unenforceable or invalid for any reason whatsoever, such illegality, unenforceability or invalidity shall not affect the validity of any of the remainder of this Agreement. If this Agreement or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, the Corporation shall nevertheless indemnify Indemnitee to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated or by any other applicable law. The parties hereto consent to any modification to this Agreement that a court of competent jurisdiction may make in order to make this Agreement legal, enforceable or valid.

12. Indemnification Hereunder Not Exclusive; Change in Law. Nothing in the Agreement shall be deemed to diminish or otherwise restrict the Indemnitee’s right to indemnification under any provision of the Certificate of Incorporation or Bylaws of the Corporation or under Delaware law. If and to the extent that any change in the law of Delaware (whether by statute or judicial action) permits greater indemnification by agreement than would be afforded currently under the Corporation’s Certificate of Incorporation or Bylaws, or by this Agreement, it is the intent of the parties that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change immediately upon the occurrence of such change, without further action on the part of the parties hereto.

13. Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, DELAWARE LAW, REGARDLESS OF ANY CONFLICT-OF-LAW PRINCIPLES TO THE CONTRARY.

14. Attorneys’ Fees. In the event of any claim, controversy or dispute arising out of or relating to this Agreement, or the breach thereof, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred in connection with any such proceeding.

15. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns; provided, however, that the Indemnitee may not assign his rights hereunder and that any assignment by the Corporation shall not relieve the Corporation of its obligations hereunder. Any transfer by operation of law, pursuant to a merger or otherwise, shall constitute an assignment.

16. Continuation of Indemnification. The indemnification under this Agreement applies to Indemnitee with respect to Indemnifiable Events occurring prior to or during the Indemnitee’s employment with or service as an officer and/or director of the Corporation and shall continue beyond any termination of employment by or service as an officer and/or director to the Corporation.

17. Amendment, Modification or Waiver. No amendment, modification or waiver of any condition, provision or term of this Agreement shall be valid or of any effect unless made in writing, signed by the party or parties to be bound and specifying with particularity the nature and extent of such amendment, modification or waiver. Failure on the part of any party to complain of any act or failure to act of another party or to declare another party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder. Any waiver by any party of any default of another party shall not affect or impair any right arising from any other or subsequent default. Nothing herein shall limit the remedies and rights of the parties hereto under and pursuant to this Agreement.

18. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute the original.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and signed as of the day and year first above written.

RURAL/METRO CORPORATION	INDEMNITEE

By:
Title: